Exhibit 23.3




                         CONSENT OF INDEPENDENT AUDITORS


         We hereby consent to the incorporation of our reports, relating to the consolidated financial statements of AMI Operating, Inc. and subsidiaries dated May 27, 1998 and the financial statements of Dana Alexander, Inc., dated May 22, 1998 and the financial statements of Garden of Eatin', Inc., dated May 8, 1998, included in the Form 8-K/A dated July 23, 1998 and incorporated by reference in the previously filed Registration Statement of The Hain Food Group, Inc., on Form S-4/S-3 (No. 333-57343) and incorporated by reference in the Prospectus constituting part of this Amendment No. 1 to the Registration Statement of The Hain Food Group, Inc. on Form S-3 (No. 333-77137). We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ MCGLADREY & PULLEN, LLP


Anaheim, California
 June 1, 1999



                                     II-12